EXHIBIT 2

TRANSACTIONS

The following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on September 1, 2015.  Except as noted, all such transactions were purchases or sales of Shares effected in the open market, and the table includes commissions paid in per share prices.

Transaction Date	Reporting Person Effecting Transaction	Buy/Sell or Other Acquisition/ Disposition	Quantity	Price

08/05/15	40 North Investment Partners LP	Sell	(23,948)	62.13
08/06/15	40 North Investment Partners LP	Sell	(1,100)	61.81
08/10/15	40 North Investment Partners LP	Sell	(25,700)	62.74
08/11/15	40 North Investment Partners LP	Sell	(20,219)	62.66
08/12/15	40 North Investment Partners LP	Sell	(25,270)	62.09
08/13/15	40 North Investment Partners LP	Sell	(8,843)	62.59
08/14/15	40 North Investment Partners LP	Sell	(18,000)	62.50
08/17/15	40 North Investment Partners LP	Sell	(23,920)	63.82
08/20/15	40 North Investment Partners LP	Sell	(16,711)	63.39
08/21/15	40 North Investment Partners LP	Sell	(2,300)	62.09

09/01/15	40 North Investments LP	Disposition*	(2,293,356)	N/A
09/01/15	40 North Latitude Fund LP	Acquisition**	2,293,356	N/A

09/01/15	40 North Investment Partners LP	Disposition*	(127,989)	N/A
09/01/15	40 North Latitude Fund LP	Acquisition**	127,989	N/A

09/01/15	40 North Latitude Fund LP	Disposition***	(2,421,345)	N/A
09/01/15	40 North Latitude Master Fund Ltd.	Acquisition****	2,421,345	N/A

09/01/15	40 North Latitude Master Fund Ltd.	Disposition***	(2,293,356)	N/A
09/01/15	40 North Latitude SPV-B LLC	Acquisition****	2,293,356	N/A

*	By distribution to the Reporting Person named on the next line
**	By distribution from the Reporting Person named on the previous line
***	By contribution to the Reporting Person named on the next line
****	By contribution from the Reporting Person named on the previous line